Exhibit 99.1

MV Oil Trust

MV Oil Trust Announces Final Trust Distribution

MV OIL TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Houston, Texas, July 2, 2026 — MV Oil Trust (NYSE: MVO) announced the Trust distribution of net profits for the quarterly payment period ended June 30, 2026.

Unitholders of record on July 15, 2026 will receive a distribution amounting to $6,829,206 or $0.593844 per unit payable July 24, 2026. This distribution will be the final Trust distribution.

Volumes, average price and net profits for the payment period were:

Volume (BOE)	140,993
Average price (per BOE)	$91.58
Gross proceeds	$12,911,770
Costs	$6,244,609
Net profits	$6,667,161
Percentage applicable to Trust’s 80%
Net profits interest	$5,333,729
Release of MV Partners reserve for capital expenditures	$1,000,000
Total cash proceeds available for the Trust	$6,333,729
Provision for current Trust expenses	$(398,218)
Release of Trustee reserve for future Trust expenses(1)	$893,695
Net cash proceeds available for distribution	$6,829,206

(1)    From the first quarter of 2022 to the second quarter of 2023, the Trustee withheld a portion of the proceeds otherwise available for distribution each quarter and built a $1,265,000 cash reserve for the payment of future known, anticipated or contingent expenses or liabilities of the Trust. The July 2026 distribution includes the remaining balance of such reserve after prior payment of certain expenses of the Trust.

Termination of the Trust

The net profits interest terminated on June 30, 2026 (the “Termination Date”) because the minimum amount of production (14.4 MMBoe) applicable to the net profits interest has been produced and sold (which amount is the equivalent of 11.5 MMBoe with respect to the Trust’s net profits interest). In accordance with the Amended and Restated Trust Agreement governing the Trust (the “Trust Agreement”), the Trust dissolved as of the Termination Date and the Trustee has commenced the winding up of the business and affairs of the Trust. The Trust will not be entitled to any net proceeds that MV Partners, LLC (“MV Partners”) receives after the Termination Date from the sale of production from the underlying properties. Once the Trust winds up and terminates, it will pay no further distributions.

The market price of the Trust’s Units of Beneficial Interest (the “Trust Units”) is expected to decline to zero by the time of the final distribution.

Delisting of Trust Units

Due to the termination of the net profits interest and the dissolution of the Trust on June 30, 2026, on July 2, 2026, The Bank of New York Mellon Trust Company, N.A., as trustee of the Trust, notified the New York Stock Exchange (“NYSE”) of the Trust’s intention to voluntarily withdraw the listing of the Trust Units from the NYSE following the final quarterly cash distribution on July 24, 2026. The Trust expects that listing and trading of the Trust Units will end prior to market open on July 27, 2026. The Trust Units will not be listed or registered on another national securities exchange following their delisting from the NYSE.

Final Quarterly Report

Promptly following the delisting of the Trust Units, the Trust intends to file a certification on Form 15 with the Securities and Exchange Commission (“SEC”) requesting the termination of registration of the Trust Units under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the suspension of the Trust’s reporting obligations under Sections 13 and 15(d) of the Exchange Act. The Trust plans to effect the cancellation of the Trust Units shortly thereafter. The Trust does not intend to file a Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 and instead plans to provide a report for the quarter ended June 30, 2026 on the Trust’s website, http://mvo.q4web.com/home/default.aspx, within 75 days after the end of the second quarter, in accordance with the Trust Agreement.

Available Trust Tax Information

In compliance with the reporting requirements for non-mortgage widely held fixed investment trusts and the dissemination of Trust tax reporting information, the Trustee will provide a generic tax information reporting booklet that is intended to be used only to assist Trust unitholders in the preparation of their 2026 federal and state income tax returns. The projected payment schedule for the net profits interest will be included with the tax information booklet. This tax information booklet, when available, can be obtained at http://mvo.q4web.com/home/default.aspx. For a summary of certain federal income tax matters that may be relevant to Trust unitholders, please see “Federal Income Tax Matters” in Item 1 of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC.

Note Regarding Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Exchange Act. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders, expectations regarding the future trading price of the Trust Units, statements regarding the delisting, deregistration and cancellation of the Trust Units, and statements regarding the dissemination of the quarterly report for the quarter ended June 30, 2026. Although MV Partners has advised the Trust that MV Partners believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date with respect to the quarter ended June 30, 2026. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, actions by the members of the Organization of Petroleum Exporting Countries, and other risk factors described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact:	MV Oil Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Elaina Rodgers
713-483-6020
601 Travis Street, Floor 16, Houston, TX 77002